UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): November 6, 2018
Cognizant Technology Solutions Corporation (Exact Name of Registrant as Specified in Charter)

Delaware	0-24429	13-3728359
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

Glenpointe Centre West
500 Frank W. Burr Blvd.
Teaneck, New Jersey	07666

(Address of Principal Executive Offices)	(Zip Code)

(201) 801-0233
(Registrant’s telephone number, including area code)
Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On November 6, 2018 (the “Closing Date”), Cognizant Technology Solutions Corporation (the “Borrower” and together with its consolidated subsidiaries, the “Company”) and Cognizant Worldwide Limited (the “Designated Borrower” and, together with the Borrower, the “Borrowers”), a wholly-owned subsidiary of the Borrower, entered into a new credit agreement (the “Credit Agreement”) by and among the Borrower, the Designated Borrower, certain financial institutions party thereto and JPMorgan Chase Bank, N.A., as administrative agent, providing for a term loan facility in the amount of $750 million (the “Term Loan Facility”) and a revolving credit facility of $1.75 billion (the “Revolving Credit Facility and together with the Term Loan Facility, the “New Credit Facilities”). Proceeds from the Term Loan Facility were used primarily to repay the term loan facility that was part of the Borrower’s existing credit facilities, which were terminated on the Closing Date, and the Revolving Credit Facility will be used for general corporate purposes. The New Credit Facilities are unsecured.

The New Credit Facilities mature on November 6, 2023 (the “Maturity Date”). No scheduled payments of the Term Loan Facility are due in the first year after the Closing Date; thereafter, the required payments on the Term Loan Facility are quarterly installments of $9.375 million, with the balance due and payable on the Maturity Date. The Revolving Credit Facility terminates on the Maturity Date and loans thereunder may be borrowed, repaid and reborrowed up to such date.

Loans under the New Credit Facilities will, at the Borrowers’ option, bear interest at either the Eurocurrency Rate (as defined in the Credit Agreement) or the ABR Rate (as defined in the Credit Agreement), plus, in each case, an applicable rate, initially, 0.875% in respect of Eurocurrency Rate loans and 0% in respect of ABR Rate loans. Following a specified period of time after the Closing Date, the applicable rates will be determined quarterly by reference to a grid based upon the Company’s ratio (the “Leverage Ratio”) of indebtedness for borrowed money to Consolidated EBITDA (as defined in the Credit Agreement) or, if the Borrower has received public index debt ratings from certain ratings agencies, the applicable rates will be determined by reference to a grid based upon the Borrower’s Index Debt Rating (as defined in the Credit Agreement).

The Borrowers may request an increase in the New Credit Facilities by an aggregate amount not to exceed $1 billion plus the amount of voluntary prepayments of the New Credit Facilities, subject to certain conditions described in the Credit Agreement.

The New Credit Facilities are subject to customary affirmative and negative covenants as well as a financial covenant. The financial covenant is tested at the end of each fiscal quarter and requires that the Company not be in excess of a maximum Leverage Ratio of 3.50:1.00, or, for a period of up to four quarters following certain material acquisition transactions, 3.75:1.00.

This description of the Credit Agreement does not purport to be complete, and is subject to and qualified in its entirety by reference to the full text of the Credit Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K, and is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The foregoing disclosure in Item 1.01 hereof is incorporated by reference into this Item 2.03.

Item 9.01	Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Credit Agreement, dated as of November 5, 2018, among Cognizant Technology Solutions Corporation, Cognizant Worldwide Limited, certain financial institutions party thereto and JPMorgan Chase Bank, N.A., as administrative agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION

By:	/s/ Matthew W. Friedrich
Name:	Matthew W. Friedrich
Title:	Executive Vice President, General Counsel and Chief Corporate Affairs Officer

Date: November 9, 2018